Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Forms S-8 (File No. 333-145791, effective August 30, 2007, File No. 333-182046, effective June 11, 2012 and File No. 333-204765, effective June 5, 2015) and Forms S-3 (File No. 333-206172, effective August 6, 2015, File No. 333-210309, effective March 21, 2016, File No. 333-213955, effective October 4, 2016 and File No. 333-215560, effective January 13, 2017).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 22, 2017